Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

NANO-X IMAGING LTD

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(1)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Primary Offering
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	457(c)	40,000,000		$5.98	(2)	$239,200,000.00	.00011020	$26,359.84
Secondary Offering
Fees to be Paid	Equity	Ordinary shares, par value NIS 0.01 per share	457(c)	4,689,909	(3)	$5.98	(2)	$28,045,655.82	.00011020	$3,090.63

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A		N/A	N/A	N/A
Total Offering Amounts								$267,245,655.82		$29,450.47
Total Fees Previously Paid										$0.00
Total Fee Offsets										$0.00
Net Fee Due										$29,450.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the ordinary shares on April 27 2023, as reported on the Nasdaq Global Market.

(3)	Includes such indeterminate amount of securities pursuant to a share dividend, share split or similar transaction. Separate consideration may or may not be received for any of these securities.